EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-110674, 333-91013, 333-85257, 333-46255, and 333-139012), and Registration Statements on Form S-8 (Nos. 333-123284, 333-102654, and 333-91867) of our report dated March 29, 2007, relating to the financial statements of Double Eagle Petroleum Co. appearing in this Annual Report on Form 10-K of Double Eagle Petroleum Co. for the years ended December 31, 2006 and 2005.
HEIN & ASSOCIATES LLP
Denver, Colorado
March 29, 2007